Exhibit 99.1

Avistar Announces Cross-Licensing Agreement with Polycom, Inc.
Avistar agrees to settle patent litigation against Polycom

Redwood Shores, Calif. — November 15, 2004.  Avistar Communications Corporation (NASDAQ: AVSR), a provider of business video collaboration solutions, and Collaboration Properties, Inc. (CPI), its wholly owned subsidiary, today announced that they have reached an agreement with Polycom, Inc. (NASDAQ: PLCM), wherein the companies have cross-licensed each others’ patent portfolios. Additionally, Avistar has agreed to dismiss its pending lawsuit against Polycom regarding infringement of four Collaboration Properties patents. In addition, both companies intend to pursue other business relationships.

Under the terms of the patent cross-licensing and settlement agreement, Polycom has agreed to make a one-time payment of $27.5 million dollars to Avistar in exchange for a fully-paid up license to Avistar’s patent portfolio and settlement of CPI’s claims.  Net of Avistar’s contingent legal fees related to the litigation, the payment amounts to approximately $21 million dollars.

“We are extremely pleased with this initial licensing of our patent portfolio,” said Gerald Burnett, CEO of Avistar. “We believe the technology covered by our portfolio is important to accelerating the adoption of desktop video, and that it is a natural fit with Polycom’s market leading products.  We look forward to working with them on ways to use each others’ capabilities to broaden this market.  We strongly believe this settlement is in the best interests of all parties, and we are pleased to be able to concentrate our future efforts and resources on expanding the market for rich-media collaboration.”

Under the cross-licensing and settlement agreement, CPI is dismissing with prejudice its infringement suit against Polycom.  The original litigation was initiated in September, 2002, in the Federal District Court for the Northern District of California and involved the following CPI patents: U.S. Patent Nos. 5,867,654; 5,896,500; 6,212,547; and 6,343,314.  In addition, the cross-licensing and settlement agreement includes patent licenses spanning each company’s extensive patent portfolios.

About Avistar Communications Corporation

Avistar develops, markets, and supports video collaboration solutions for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar delivers on vBusiness – video-enabling business – by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises.  By offering both IP and circuit-switched products, which are fully interoperable, Avistar provides customers with a unique choice of how they implement high-quality video.

Founded in 1993, Avistar Communications Corporation is headquartered in Redwood Shores, California, with sales offices in New York and London.  Avistar’s technology is used in more than 35 countries. Collaboration Properties, Inc., a wholly owned subsidiary of Avistar Communications Corporation, holds a current portfolio of 65 patents for inventions in primary areas of video technology, including Avistar’s video operating system and networked video collaboration products in both digital and analog networks.  Inquiries regarding CPI’s licensing may be directed to Paul Carmichael, primary licensing advisor, by arrangement with Amanda Redd at 650/610-2900.  For more information, visit www.avistar.com.

Forward Looking Statements

 This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to statements concerning possible future business arrangements among Avistar, CPI and Polycom, future use of licensed technology among the companies and the impact of any relationship between the companies on the market for rich-media collaboration products.  Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.

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Communications Corporation.